UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/31/2011

DDi CORP.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-30241

Delaware	061576013
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1220 N. Simon Circle, Anaheim, CA 92806
(Address of principal executive offices, including zip code)

714-688-7200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Effective May 31, 2011, the Board of Directors of DDi Corp. (the "Company") appointed Wayne T. Slomsky as the Chief Accounting Officer of the Company. Mr. Slomsky also will serve as the Chief Accounting Officer of the Company's wholly-owned subsidiaries. The Board has designated Mr. Slomsky as the Company's "principal accounting officer" for purposes of filings with the SEC, effective May 31, 2011. Mr. Slomsky replaces Coleman Barner as the Company's Chief Accounting Officer and designated principal accounting officer. Mr. Barner remains with the Company as Director of Operations Accounting.

Mr. Slomsky, 45, served as Senior Vice President of Finance for Power Balance, LLC, a privately-held company that develops, markets and sells wearable performance technology consumer goods, from July 2010 to May 2011. From September 2007 to June 2010, Mr. Slomsky served as Vice President and Corporate Controller for Dot Hill Systems Corp., a publicly traded storage server provider. From November 2004 to September 2007, he served as Americas and Asia Regional Controller of Powerwave Technologies, Inc., a publicly traded end-to-end wireless provider. Mr. Slomsky was also Corporate Controller of Lantronix, Inc., a publicly traded device server technology provider, from 2000 to November 2004. He began his career as an auditor and later a manager with two major independent public accounting firms.

Mr. Slomsky was not selected pursuant to any arrangement or understanding between he and any other person. There are no family relationships between Mr. Slomsky and the directors and executive officers of the Company. Mr. Slomsky will receive an annual base salary of $200,000 and be eligible to receive an annual performance-based bonus equal to up to 25% of his base salary, in accordance with the Company's Senior Management Bonus Program. Mr. Slomsky will be eligible to receive severance payments equal to 6 months' base pay if Mr. Slomsky's employment is terminated as a result of a change in control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDi CORP.

Date: June 02, 2011	By:	/s/ J. Michael Dodson
J. Michael Dodson
Chief Financial Officer